Exhibit 99.1

Madeira Beach , FL – May 3, 2017 - FOR IMMEDIATE RELEASE – OMNI SHRIMP, INC. (OTCPink: OMSH)

To Our Shareholders:

We are pleased to let you know that we filed our year-end report as a Public Company with the Securities and Exchange Commission.   It is available online at https://www.sec.gov/Archives/edgar/data/863895/000161577417001920/0001615774-17-001920-index.htm

You will recall Omni Shrimp merged into NaturalNano (OTCPink: NNAN) in June of last year.   Effective April 7, 2017, the Company changed its name to Omni Shrimp, Inc.  The Company will commence trading today under the ticker symbol “OMSH.”  Existing shareholders need take no action with respect to their share certificates.

Omni Shrimp specializes in the highly sought after United States, Wild Caught and chemical free Key West Pink Shrimp as well as other very popular United States, wild caught and chemical free Brown Shrimp, White Shrimp and Rock Shrimp.  All Omni’s shrimp are harvested from the Gulf of Mexico in the United States.  Omni carefully selects only the best shrimp available from local captains.  All selected shrimp is processed by Omni Shrimp and is free of chemicals.  Omni believes the demand for chemical free shrimp is growing rapidly and will continue to grow as consumers become more aware of and concerned with what chemicals are present in the food products they are consuming.

For the year ended December 31, 2016, we had sales of just over $2.3 million dollars, and we produced a final gross margin of approximately 11% or $261k.  We incurred one-time expenses related to the merger of approximately $131k, without which we would have been profitable from operations.

We are looking forward to the full year results for 2017. We intend to actively grow our business organically by increasing our customer base and seeking acquisitions to take advantage of opportunities and synergistic businesses within the highly fragmented shrimp business.  These opportunities  represent one of the main reasons Omni Shrimp, Inc. elected to become a publicly traded entity.

Please follow us as we continue to expand our operations in this exciting industry.

Thank you

Colm Wrynn, CEO

Source: Omni Shrimp, Inc. (OTCPink:  OMSH)
 www.omnishrimp.com

Contact:           Phone: (727) 393-3382
 Email: info@omnishrimp.com